CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in this Registration Statement of Magnum Hunter Resources, Inc. on Form S-8 of our report dated March 28, 2000, appearing in the Annual Report on Form 10-K of Magnum Hunter Resources, Inc. for the year ended December 31, 1999.

/s/ Deloitte & Touche LLP
----------------------------
Deloitte & Touche LLP

Dallas, Texas
August 25, 2000